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American Funds Target Date Retirement Series, Inc
333 South Hope Street
Los Angeles, California 90071-1406

Phone (213) 486 9447
Fax (213) 486 9455
E-mail: siik@capgroup.com

Steven I. Koszalka
Secretary

January 17, 2007

Capital Research and Management Company
333 South Hope Street
Los Angeles, CA 90071

RE:	INVESTMENT LETER

Gentlemen:

American Funds Target Date Retirement Series, Inc., a Maryland corporation (the “Series”), hereby offers to sell to you 54,000 shares of its common stock, $0.001 par value (the “Shares”), 1,000 shares in each of the six share classes (share classes A, R1, R2, R3, R4 and R5) of the nine funds within the Series, at an initial price of $10.00 per share upon the following terms and conditions:

You agree to pay the Series the aggregate purchase price of $540,000 against delivery of a statement confirming the registration of the 54,000 Shares in your name.

You represent to the Series that you are purchasing the Shares for your own account for investment purposes and not with the present intention of redeeming or reselling the Shares and that the purchase price of such Shares is in payment for an equity interest and does not represent a loan or temporary advance by you.

Very Truly Yours,

AMERICAN FUNDS TARGET DATE
RETIREMENT SERIES, INC.

By:  /s/ Steven I. Koszalka
Steven I. Koszalka, Secretary

Confirmed and agreed to January 17, 2007

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:  /s/ Paul G. Haaga, Jr.
Paul G. Haaga, Jr., Vice Chairman